Exhibit 3.1

                                VOTING AGREEMENT


           THIS AGREEMENT is made as of the 24 day of  July, 2001


BETWEEN:       MICHAEL MULLARKEY
               of the City of Lake Forest, Illinois

               (hereinafter referred to as "Mullarkey")

AND:           JOHN GERARD STANTON
               of the City of Ottawa, Province of Ontario

               (hereinafter referred to as "Stanton")

AND:           PAUL CHAMPAGNE
               of the City of Ottawa, Province of Ontario

               (hereinafter referred to as "Champagne")

               (collectively Mullarkey, Stanton and Champagne shall
                be referred to as the "Shareholders")

WHEREAS:

A. The Shareholders are the registered and beneficial owners of 7,064,352 of the issued and outstanding common shares of E-Cruiter.com.Inc. (the "Corporation") (the "Shares"). Individually, Mullarkey is the registered and beneficial owner of 3,500,000 Shares, Stanton is the registered and beneficial owner of 1,171,431 Shares, and Champagne is the registered and beneficial owner of 2,392,921 Shares.

B. The Shareholders wish to enter into this Agreement whereby, in exercising their respective voting rights, the Shares shall be voted in accordance with the terms and conditions set forth herein.


           NOW THEREFORE in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties hereto covenant and agree as follows:


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1.         RECITALS

           1.1 The parties hereto hereby acknowledge and confirm that the statements contained in the foregoing recitals are true as of the date of this Agreement.

2.         APPROVAL OF CERTAIN MATTERS

           2.1 In exercising any voting rights to which any of the Shareholders may be entitled by virtue of ownership of the Shares, each Shareholder will consult and confer with the others and the Shareholders will act jointly, as the majority of them shall decide, in exercising such voting rights with respect to any matter where the Corporation may:

           2.1.1 assume, incur, guarantee or have outstanding any indebtedness in any amount in excess of $250,000 Dollars in any one calendar year;

           2.1.2 directly or indirectly make loans or advances to invest in or give security for or guarantee the debts of any other corporation or person;

           2.1.3 purchase or lease any capital asset for a sum in excess of $250,000 Dollars in any one calendar year;

           2.1.4 sell, assign, transfer, mortgage, pledge, hypothecate, encumber or otherwise dispose of any of the assets of the Corporation out of the ordinary course of business;

           2.1.5 undergo any fundamental corporate changes, including, without limitation, any amalgamation, arrangement, continuation, reorganization, liquidation, dissolution or winding-up;

           2.1.6      pay any dividend on any of its outstanding Shares;

           2.1.7 issue, or enter into any agreement to issue, or grant any right capable of becoming an agreement to issue, any additional Shares;


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           2.1.8      change the nature of the business currently carried on by
                      the Corporation in any material way;

           2.1.9 amend its articles or enact or amend any bylaw or special resolution;

           2.1.10 redeem or purchase for cancellation any of its Shares from time to time outstanding;

           2.1.11     change the number of the directors of the Corporation;

           2.1.12     make any loans to officers or directors;

           2.1.13 enter into any partnership or any agreement for the sharing of profits or any joint venture with any other person, firm or corporation;

           2.1.14 hold, subscribe for or agree to purchase or acquire shares in the capital stock of any other corporation;

           2.1.15 enter into any action or transaction not in the ordinary course of the business of the Corporation; or

           2.1.16     change the fiscal period of the Corporation.

3.         FUTURE SHARES

           3.1 This Agreement shall relate to the Shares of the Corporation now owned by each of the Shareholders, as set forth in the recital to this Agreement and to such additional Shares of the Corporation as may hereafter be acquired by any one or more of them.

4.         CURRENCY

           4.1 All sums of money referred to in this Agreement are expressed in Canadian Dollars unless otherwise stated.


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5.         WAIVERS

           5.1 No amendment, waiver or termination of this Agreement will be binding unless executed in writing by the parties to be bound hereby. No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision, nor will any such waiver constitute a continuing waiver unless expressly provided.


6.         FURTHER ASSURANCES

           6.1 The parties hereto shall do all further acts and things and execute all further documents reasonably required in the circumstances to effect the provisions and intent of this Agreement.

7.         AMENDMENT OF AGREEMENT

           7.1 This Agreement may be altered, amended or annulled at any time by the mutual consent in writing of all of the parties hereto.

8.         AGREEMENT NOT ASSIGNABLE

           8.1 This Agreement may not be assigned, either in whole or in part, by any of the parties hereto.

9.         GOVERNING LAW

           9.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

10.        HEADINGS

           10.1 The headings appearing throughout this Agreement shall not form part of this Agreement and are provided for convenience of reference only and will not affect the construction or interpretation hereof.



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11.        SEVERABILITY

           11.1 The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision will be deemed to be severable.

12.        COUNTERPARTS

           12.1 This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

13.        AGREEMENT BINDING

           13.1 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective personal representatives, executors, administrators, heirs, successors and assigns.

14.        TERMINATION

           14.1 This Agreement shall terminate on the earliest of the following dates:

           14.1.1 At any time upon agreement in writing of all of the parties hereto; or

           14.1.2 When a Shareholder no longer owns any Shares in the capital of the Corporation; or

           14.1.3     Two years from the date hereof.



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           IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first set forth above.

           SIGNED, SEALED AND DELIVERED


/s/ Tammie Brown                                 /s/ Michael Mullarkey
---------------------------                      ------------------------------
WITNESS - TAMMIE BROWN                           MICHAEL MULLARKEY


/s/ Tammie Brown                                 /s/ John Gerard Stanton
---------------------------                      ------------------------------
WITNESS- TAMMIE BROWN                            JOHN GERARD STANTON


/s/ Tammie Brown                                 /s/ Paul Champagne
---------------------------                      ------------------------------
WITNESS- TAMMIE BROWN                            PAUL CHAMPAGNE






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